AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ALEXANDER & BALDWIN, INC.
(Incorporated July 10, 2017)
ARTICLE I
CORPORATE NAME
Section 1.1    The name of the Corporation is Alexander & Baldwin, Inc.
ARTICLE II
INCORPORATOR
Section 2.1    The name and address of the incorporator is Alyson J. Nakamura, 822 Bishop Street, Honolulu, Hawaii 96813.
ARTICLE III
DURATION AND PURPOSE
Section 3.1    Duration. The duration of the Corporation is perpetual.
Section 3.2    Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the general laws of the State of Hawaii as now or hereafter in force (including, without limitation or obligation, engaging in business as a REIT (as hereinafter defined) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)). For purposes of these Articles of Incorporation, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.
Section 3.3    REIT Qualification. The Board of Directors, without any action by the shareholders of the Corporation, shall have the authority to cause the Corporation to elect to be taxed as a REIT for U.S. federal income tax purposes. Following any such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be taxed as a REIT for U.S. federal income tax purposes, the Board of Directors, without any action by the shareholders of the Corporation, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. In addition, the Board of Directors, without any action by the shareholders of the Corporation, shall have and may exercise, on behalf of the Corporation, without limitation, the power to determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is not required in order for the Corporation to qualify as a REIT.
ARTICLE IV
INITIAL PRINCIPAL OFFICE AND REGISTERED AGENT
Section 4.1    Initial Principal Office. The mailing address of the initial principal office of the Corporation is 822 Bishop Street, P.O. Box 3440, Honolulu, Hawaii 96801.

Section 4.2    Registered Agent. The entity’s individual, non-commercial registered agent in the State of Hawaii to which service of process and other notices and documents may be served on the Corporation is Alyson J. Nakamura. The street address of the place of business of the registered agent is 822 Bishop Street, Honolulu, Hawaii 96813.
ARTICLE V
DIRECTORS
Section 5.1    Board of Directors. The Board of Directors shall consist of such number of persons, not less than three (3) nor more than twelve (12), the exact number of which shall be determined from time to time by a resolution adopted by the Board of Directors. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.
Section 5.2    Election of Directors and Term of Office. Except as otherwise provided in Section 5.4, directors shall be elected at each annual meeting of shareholders, and each director so elected shall hold office until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Except as otherwise provided in Section 5.4, a nominee for director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election at a shareholder meeting at which a quorum is present exceed the votes cast “against” such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which the Secretary of the Corporation determines that the number of nominees or proposed nominees exceeds the number of directors to be elected as of the date that is ten (10) days prior to the date the Corporation files its definitive proxy statement for such meeting with the Securities and Exchange Commission (regardless of whether or not thereafter revised or supplemented). There shall be no cumulative voting in the election of directors.
Section 5.3    Removal of Directors. Subject to the rights of holders of shares of Preferred Stock (as hereafter defined), if any, the shareholders may remove one or more directors, but only for cause. A director may be removed by shareholders only at a meeting called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.
Section 5.4    Vacancy on Board. Subject to the rights of holders of shares of Preferred Stock, if any, if a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the vacancy may be filled only by: (a) the Board of Directors or (b) the affirmative vote of a majority of all the directors remaining in office if the directors remaining in office constitute fewer than a quorum of the Board of Directors. The term of a director elected to fill a vacancy expires at the next meeting of shareholders at which directors are elected.
Section 5.5    Directors Elected by Preferred Shareholders. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto.
Section 5.6    Limitation of Liability of Directors. The personal liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Hawaii law. If the Hawaii Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Hawaii Business Corporation Act as so amended. Any amendment, modification or repeal of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, modification or repeal.
Section 5.7    Indemnification. The Corporation shall indemnify, and advance funds to pay for or reimburse expenses to, its directors and officers to the fullest extent permitted by law. Any amendment, modification or repeal of the foregoing sentence shall not deprive any person of rights hereunder arising out of alleged or actual occurrences, acts or failures to act occurring prior to notice to such person of such amendment, modification or repeal.
ARTICLE VI
SHARES
Section 6.1    Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is two hundred forty-seven million five hundred thousand (247,500,000), of which the Corporation shall have authority to issue two hundred twenty-five million (225,000,000) shares of common stock, without par value (the “Common Stock”), and twenty-two million five hundred thousand (22,500,000) shares of preferred stock, without par value (the “Preferred Stock”).
Section 6.2    Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the Hawaii Business Corporation Act, including, without limitation, the authority to provide that any such class or series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

Section 6.3    Power to Sell and Purchase Stock. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.
ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 7.1    Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:
(a)    Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2(h). The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors, which determination shall be final and conclusive for all purposes hereof. For the purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Capital Stock issuable with respect to the conversion, exchange or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.
(b)    Applicable Stock Exchange. The term “Applicable Stock Exchange” shall mean the New York Stock Exchange, NASDAQ, or other national stock exchange on which the Corporation’s shares of Capital Stock are listed, or any successor stock exchange thereto.
(c)    Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
(d)    Business Day. The term “Business Day” shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of Hawaii are authorized or required by law, regulation or executive order to close.

(e)    Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
(f)    Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
(g)    Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 7.3(a).
(h)    Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2(h). The number and value of the outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors, which determination shall be final and conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Common Stock issuable with respect to the conversion, exchange or exercise of securities of the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.
(i)    Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
(j)    Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by these Articles of Incorporation or by the Board of Directors pursuant to Section 7.2(g).
(k)    Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by these Articles of Incorporation or by the Board of Directors pursuant to Section 7.2(g) and subject to adjustment pursuant to Section 7.2(h), the percentage limit established for an Excepted Holder by these Articles of Incorporation or by the Board of Directors pursuant to Section 7.2(g).
(l)    Initial Date. The term “Initial Date” shall mean the effective date of the merger of A&B REIT Merger Corporation, a Hawaii corporation and a direct, wholly owned subsidiary of the Corporation, with and into Alexander & Baldwin, Inc., a Hawaii corporation (“A&B”), with A&B surviving such merger as a wholly owned subsidiary of the Corporation.
(m)    Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price (as defined in this paragraph) for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Applicable Stock Exchange or, if such Capital Stock is not listed or admitted to trading on the Applicable Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.
(n)    Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
(o)    Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or other event), any Person who, but for the provisions of Section 7.2(a), would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of Section 7.2(a), and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.
(p)    Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 3.3 that it is no longer in the best interests of the Corporation to be taxed as a REIT for U.S. federal income tax purposes or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is not required in order for the Corporation to qualify as a REIT.

(q)    TRS. The term “TRS” shall mean any taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Corporation.
(r)    Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change such Person’s percentage of Beneficial Ownership or Constructive Ownership, of Capital Stock or the right to vote or receive dividends on Capital Stock, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, and (iii) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
(s)    Trustee. The term “Trustee” shall mean the Person, unaffiliated with both the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.
Section 7.2    Capital Stock.
(a)    Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date or as otherwise set forth below, and subject to Section 7.4:
(i)    Basic Restrictions.
(1)    Except as provided in Section 7.2(h), no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, and no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.
(2)    Except as provided in Section 7.2(h), no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.
(3)    Except as provided in Section 7.2(h), any Transfer of shares of Capital Stock that, if effective, would result in the Capital

Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Capital Stock.
(4)    Except as provided in Section 7.2(h), no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent such Beneficial Ownership or Constructive Ownership would cause the Corporation to Beneficially Own or Constructively Own 9.9% or more of the ownership interests in a tenant (other than a TRS) of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code.
(5)    No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified health care property” (as defined in Section 856(e)(6)(D)(i) of the Code) or a “qualified lodging facility” (as defined in Section 856(d)(9)(D) of the Code), on behalf of a TRS failing to qualify as such.
(6)    No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock could result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
(ii)    Transfer in Trust/Transfer Void Ab Initio. If any Transfer of shares of Capital Stock (or other event) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2(a)(i)(1), (2), (4), (5) or (6),
(1)    then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2(a)(i)(1), (2), (4), (5) or (6) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer (or other event), and such Person shall acquire no rights in such shares of Capital Stock; or
(2)    if the transfer to the Charitable Trust described in clause (1) of this Section 7.2(a)(ii) would not be effective for any reason to prevent the violation of Section 7.2(a)(i)(1), (2), (4), (5) or (6), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2(a)(i)(1), (2), (4), (5) or (6) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b)    Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2(a) (whether or not such violation is intended), the Board of Directors or a committee thereof, or other designees if and to the extent permitted by the Hawaii Business Corporation Act, shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2(a) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof, or other designee if and to the extent permitted by the Hawaii Business Corporation Act.
(c)    Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2(a)(i) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2(a)(ii) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
(d)    Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:
(i)    Every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating (1) the name and address of such owner, (2) the number of shares of Capital Stock Beneficially Owned and (3) a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and
(ii)    Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the shareholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT, to comply with requirements of any taxing authority or governmental authority, to determine compliance with such requirements or to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.
(e)    Remedies Not Limited. Nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to, subject to Section 3.3, protect the Corporation and the interests of its shareholders in preserving the Corporation’s status as a REIT.
(f)    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it at such time. In the event Section 7.2 or Section 7.3 requires an action by the Board of Directors and these Articles of Incorporation fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Sections 7.2(a) and 7.2(b)) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2(a), such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.
(g)    Exceptions.
(i)    The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the restrictions contained in Section 7.2(a)(i)(1), (2) or (4), as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT.
(ii)    Prior to granting any exception pursuant to Section 7.2(g)(i), the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure that granting the exception will not cause the Corporation to lose its status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii)    Subject to Section 7.2(a)(i)(2), (4), (5) and (6), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or immediate resale of such Capital Stock, and provided that the restrictions contained in Section 7.2(a)(i) will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.
(h)    Change in Aggregate Stock Ownership Limit, Common Stock Ownership Limit and Excepted Holder Limits.
(i)    The Board of Directors may from time to time increase or decrease the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit; provided, however, that a decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock at the time of such Board action is in excess of such decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit, but until such time as such Person’s percentage of Capital Stock falls below such decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit, any further acquisition of Capital Stock will be in violation of the Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit and, provided further, that the new Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit would not allow five or fewer individuals (taking into account all Excepted Holders) to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding Capital Stock.
(ii)    The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then-existing Aggregate Stock Ownership Limit or Common Stock Ownership Limit, as applicable.
(i)    Legend. Each certificate, if any, or any notice in lieu of any certificate, for shares of Capital Stock shall bear a conspicuous legend providing notice of the restrictions on ownership and transfer contained herein.

Section 7.3    Transfer of Capital Stock in Trust.
(a)    Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2(a)(ii) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2(a)(ii). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3(f).
(b)    Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action or any other recourse whatsoever against the purported transferor of such Capital Stock.
(c)    Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or other distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Hawaii law, effective as of the date that the shares of Capital Stock have been transferred to the Charitable Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.
(d)    Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the

Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3(d). The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 7.3(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, together with any distributions thereon. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (1) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (2) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3(d), such excess shall be paid to the Trustee upon demand.
(e)    Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 7.3(c). The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3(d). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner, and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.
(f)    Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 7.2(a)(i) in the hands of such Charitable Beneficiary. Each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 7.2(a)(ii)(1) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.
Section 7.4    Applicable Stock Exchange Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the Applicable Stock Exchange or any other automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.
Section 7.5    Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.
Section 7.6    Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
Section 7.7    Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.
ARTICLE VIII
AMENDMENT OF BYLAWS
Section 8.1    Amendment of Bylaws by Board of Directors. The Board of Directors may amend or repeal the Bylaws of the Corporation unless the shareholders in amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.
Section 8.2    Amendment of Bylaws by Shareholders. The shareholders may amend or repeal the Bylaws of the Corporation even though the Bylaws of the Corporation may also be amended or repealed by the Board of Directors. Any amendment or repeal of the Bylaws of the Corporation by the shareholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation outstanding and entitled to vote.
ARTICLE IX
AMENDMENT OF ARTICLES OF INCORPORATION
Section 9.1    The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed in these Articles of Incorporation, the Bylaws of the Corporation or the Hawaii Business Corporation Act, and all rights herein conferred upon shareholders are granted subject to such reservation.